PHOENIX - EQUITY TRUST

CIK Number 0000034273

Annual 06-30-06 Filing


Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows for Series 1 Phoenix Worldwide Strategies Fund:

72DD1/72DD2-Series 1
Class A 1,060, Class B 24 and Class C 14.

73A1/73A2- Series 1
Class A .0970, Class B .0380 and Class C .0380.

74U1/74U2- Series 1
Class A 10428, Class B 601, and Class C 316

74V1/74V2- Series 1
Class A $9.86, Class B $8.98, and Class C $8.95